Exhibit 99.1

David H. Pohl

        6965 El Camino Real, Ste. 105-213
david@pohlgroup.com

February 7, 2008

To the Board of Directors, Patriot Scientific Corporation:

Carlton M Johnson, Jr., Chairman, Executive Committee
Gloria H. Felcyn
Helmut Falk, Jr.
Jim Turley
Nicholas Tredennick

Dear Board Members,

This letter will serve as my formal resignation from the Board of Directors of Patriot Scientific Corporation.

The decision to resign has come after careful consideration, and I have concluded that it is time for me to leave the board and make room for new blood to join the team that will guide the company as it continues along its dynamic future path.

This is the final step in a withdrawal process that began when I retired as CEO in June of 2007.  Leaving the board will now make my retirement from Patriot complete, with the freedom to spend more time on personal and family matters.

I will always appreciate the challenges and opportunities for personal and professional growth that I have experienced while being associated with Patriot, in addition to the many friends and acquaintances that I have met along the way.  The company has been a significant part of my life for the past seven years, so it is with considerable emotion that I move on.

This resignation is effective immediately.

Sincerely,

Cc:      Clifford Flowers, Corporate Secretary
Otto E. Sorenson, Esq., General Counsel
Charles T. Hoge, Litigation Counsel